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Exhibit 99.1


CONTACT:  Jeffrey Luth   or        Deborah Stapleton/Kristine Mozes
          Amkor Technology Inc.    Stapleton Communications Inc.
          (610) 431-9600           (650) 470-4225

                   Amkor Names John Neff to Board of Directors


     WEST CHESTER, Pa.- January 28, 1999- Amkor Technology, Inc. (Nasdaq: AMKR) the world's leading provider of packaging and test services for the semiconductor industry, today announced that its Board of Directors has named John B. Neff a director. With this appointment, the Amkor board has expanded from 6 to 7 members, of which 5 are outside directors.

     Mr. Neff is a former Senior Vice President and Managing Partner of Wellington Management Company, one of the largest investment management firms in the United States. Prior to his retirement, following a 32-year career at Wellington, Mr. Neff was portfolio manager for the Windsor Fund and Gemini II mutual fund.

     Mr. Neff was a Director of Chrysler Corporation prior to the merger with Daimler Benz. He is a Trustee and Member of the Executive Committee at University of Pennsylvania and a Trustee and Chairman of the Investment Committee of Case Western Reserve University. He is also a member of the Board of Governors of the Association for Investment Management and Research and past president of the Financial Analysts of Philadelphia.

     "I am delighted to welcome John to the Amkor family," said James Kim, Amkor's Chairman of the Board. "We look forward to utilizing John's valuable experience and insight as we move forward with our growth and development plans."

     Amkor Technology, Inc. is the world's largest independent provider of semiconductor packaging and test services. The company offers a complete set of services including deep submicron wafer fabrication, wafer probe testing, IC packaging assembly and design, final testing, burn-in, characterization and reliability testing. More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http.//www.amkor.com. Amkor Technology, Inc. is traded on the Nasdaq National Market under the symbol AMKR.

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